Specimen Stock Certificate

     Incorporated Under the Laws of the State of Delaware




 POWERNOMICS ENTERPRISE CORPORATION

     Total Authorized Issue
     50,000,000 Shares Par Value $.0001 Each
     Common Stock

This is to certify that is the owner of fully paid and non-assessable shares of the above corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of the Certificate properly endorse.
Witness, the seal of the Corporation and the signatures of its duly authorized officers.


Dated                           Secretary                President



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